77C.  Matters Submitted to a Vote of Security Holders

A special meeting of the shareholders of the Funds, was held on March 31, 2005, for the purpose of voting on proposals to approve an amendment to the Management Agreement for the performance fee calculation, and further amendments to lower the total annual operating expense limitation, to reduce the performance fee adjustment range and add an additional Base Advisory fee break point.

The amended Management Agreement applies the performance rate and the base rate separately in the calculation of Management fees.  Under the amended agreement, the base rate is applied to the Funds’ average daily net assets for the current period, while the performance adjustment percentage is applied to the Funds’ average daily net assets over a five year performance period.

In addition, the Adviser reimburses the Funds for operating expenses above a certain expense limitation.  The limitation on total operating expenses for the Micro-Cap Limited Fund was lowered from 1.90% to 1.85% of the Fund’s average net assets.  The limitation on total operating expenses for the Aggressive Investors 1 Fund was lowered from 2.00% to 1.80% of the Fund’s average net assets.  In addition, under the amended Management Agreement for the Aggressive Investors 2 Fund, the Adviser will only receive 0.80% of average daily net assets above $1 billion as its base advisory fee, the performance adjustment range will be -0.30% to + 0.30%; and the operation expense limitation will be lowered from 1.90% to 1.75% of average daily net assets.

Proposals passed by the required majority of shareholders are described in the following table.

1.

To approve an amendment to the Management Agreement for the performance fee calculation

Shares Vote                 Shares Voted

Shares ABSTAINED

FOR Proposal

AGAINST Proposal

from Voting

Micro-Cap Limited

4,264,035

22,524

39,204

Aggressive 1

5,828,846

21,195

31,200

Aggressive 2

6,997,329

52,640

30,370

Small-Cap Growth

3,745,674

36,317

58,573

Small-Cap Value

2,851,652

38,424

12,636

Large-Cap Growth

3,030,457

62,813

28,722

Large Cap Value

1,713,660

12,755

15,914

2.

To approve an amendment to lower the annual operating expense limitation

Shares Vote                 Shares Voted

Shares ABSTAINED

FOR Proposal

AGAINST Proposal

from Voting

Micro-Cap Limited

4,262,229

21,899

41,637

Aggressive 1

5,807,751

21,176

52,314

3.

.  To approve an amendment to lower the total annual operating expense limitation, to reduce the performance fee adjustment range and add an additional Base Advisory fee break point.

Shares Vote                 Shares Voted

Shares ABSTAINED

FOR Proposal

AGAINST Proposal

from Voting

Aggressive 2

6,962,601

58,975

58,764